                                                                    EXHIBIT 99.2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion explains material changes in the results of operations of the Company for the three months ended March 29, 1997, and the significant developments affecting its financial condition since December 31, 1996. The following discussion should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the supplemental consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, together with the related supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations, in each case as restated for the merger of CVS Corporation and Revco D.S. Inc., (which was consummated on May 29, 1997) included herein as Exhibit 99.1.

MERGER

     On May 29, 1997, CVS Corporation ("CVS"), formerly known as Melville Corporation ("Melville") completed a merger with Revco D.S., Inc. ("Revco"), hereafter collectively referred to as the Company, by exchanging approximately
60.3 million shares of its common stock for all of the outstanding common stock of Revco (the "Merger"). Each outstanding share of Revco common stock was exchanged for .8842 shares of CVS common stock. In addition, outstanding Revco employee stock options were converted at the same exchange ratio into options to purchase approximately 3.3 million shares of CVS common stock.

     The Merger, which constituted a tax-free reorganization, has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Accounting for Business Combinations." Accordingly, all prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Revco as if it had always been part of CVS.

     Pursuant to an agreement with the Federal Trade Commission, the Company is required to divest 120 Revco stores, primarily in the Richmond, Virginia area. At June 30, 1997, 114 stores had been divested.

     Following is a summary of the results of operations for the separate companies and the combined amounts presented in the consolidated condensed financial statements for the three months ended:

                                                                   MARCH 29,   MARCH 30,
                                                                     1997        1996
                                                                   ---------   ---------
                                                                        IN MILLIONS
        Net sales:
          CVS....................................................  $1,515.0    $1,258.4
          Revco..................................................   1,645.8     1,299.8
                                                                   --------    --------
                                                                   $3,160.8    $2,558.2
                                                                   ========    ========
        Earnings from continuing operations:
          CVS....................................................  $   58.4    $   40.5
          Revco..................................................      24.2        31.8
                                                                   --------    --------
                                                                   $   82.6    $  $72.3
                                                                   ========    ========

     In accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)," the Company recorded a charge to operating expenses of $411.7 million in the second quarter of 1997 for direct and other merger-related costs pertaining to the merger transaction and certain restructuring programs. Following is a summary of the significant components of the charge:

                                                                            IN MILLIONS
        Merger transaction costs..........................................    $  35.0
        Restructuring costs:
          Employee severance..............................................       89.8
          Exit costs......................................................      286.9
                                                                               ------
                                                                              $ 411.7
                                                                               ======

     Merger transaction costs primarily include fees for investment bankers, attorneys, accountants, financial printing and other related charges. Restructuring activities primarily relate to the consolidation of administrative functions. These actions will result in the reduction of approximately 1,000 employees, primarily in Revco's Twinsburg, Ohio Headquarters, and will include the consolidation and closure of certain facilities. Exit costs primarily relate to activities such as the cancellation of lease agreements, closing of stores and the write-down of unutilized fixed assets.

     Asset write-offs included in the above charge totaled $53.7 million. The balance of the pre-tax charge, $358.0 million, will require cash outlays, primarily in 1997 and 1998.

     The Company also recorded a charge to cost of goods sold of approximately $75 million in the second quarter of 1997 to reflect markdowns on non-compatible merchandise.

RESULTS OF OPERATIONS

     The results of operations of the Company's former footwear segment, apparel segment and toys and home furnishings segment have been classified as discontinued operations in the accompanying consolidated condensed statements of operations for 1996. The following management discussion focuses primarily on continuing operations.

     NET SALES for the first quarter of 1997 increased $602.6 million or 23.6% to $3.2 billion, compared to net sales of $2.6 billion for the first quarter of 1996. The increase in net sales resulted from strong performances in both the front store (which increased $222.0 million or 18.1%, compared to 1996) and pharmacy (which increased $380.6 million or 28.6%, compared to 1996). Front store sales were positively impacted by the Easter selling season occurring during the first quarter in 1997 versus the second quarter in 1996. Growth in pharmacy sales was primarily driven by (i) increased penetration into managed care markets, (ii) the purchase of prescription files from independent pharmacies and (iii) favorable trends, including an aging American population, greater demand for retail formats that provide easy access and convenience, discovery of new drug therapies and a need for cost-effective healthcare solutions.

     Same store sales, consisting of sales from stores that have been open for more than one year, rose 13.1%, with pharmacy same store sales increasing 18.4%. Pharmacy sales were 54% of total sales in the first quarter of 1997, compared to 52% in the first quarter of 1996.

     GROSS MARGIN for the first quarter of 1997 increased $164.1 million or 22.3% to $900.1 million, compared to $736.0 million in 1996. The increase in gross margin dollars was primarily due to the increase in net sales for the quarter. Gross margin as a percentage of net sales for the first quarter of 1997 was 28.5%, compared to 28.8% for the first quarter of 1996. The 30 basis point reduction in 1997 was primarily due to the continued increase in lower gross margin third party prescription sales and the increase in pharmacy sales as a percentage of total sales.

     TOTAL OPERATING EXPENSES for the first quarter of 1997 were $739.0 million or 23.4% of net sales, compared to $590.9 million or 23.1% of net sales for the first quarter of 1996.

     When comparing 1997 to 1996, it is important to note that the Company recorded a non-recurring charge of $31.0 million ($18.6 million after tax) in February 1997 for certain non-capitalizable costs associated with the restructuring of the Big B operations. The significant components of the charge included: (i) $5.3 million for store, distribution and MIS conversion costs, (ii) $18.7 million for store closing costs and (iii) $7.0 million for duplicate headquarters and administration costs. In accordance with EITF 94-3, this non-recurring charge includes accrued liabilities related to certain exit plans for identified stores and duplicate corporate facilities. The charge primarily includes costs related to the activities such as the cancellation of lease agreements and the write-down of unutilized fixed assets. These exit plans do not benefit the future activities of the retained stores or corporate facilities.

     Excluding the effect of these charges, total operating expenses for the first quarter of 1997 were $708.0 million or 22.4% of net sales. The 70 basis point reduction from 1996 was primarily due to (i) the benefit derived from sales in our existing store base growing at a faster rate than operating costs,
(ii) the benefit derived from a cost reduction program, which included, among other things, closing Melville Corporation's Corporate Headquarters (the "Cost Reduction Program") and (iii) the benefit derived from key technology investments such as our RX 2000 Pharmacy System, Interactive Voice Response System for prescription refills, Pharmacy Data Warehouse, Point-of-Sale System, Retail Data Warehouse and Field Management System. These systems have collectively allowed the Company to reduce the labor costs associated with filling prescriptions, managing third party healthcare plans, managing promotional events and scheduling employees.

     OPERATING PROFIT for the first quarter of 1997 increased $16.0 million or 11.0% to $161.1 million, compared to $145.1 million for the first quarter of 1996. Operating profit as a percentage of net sales was 5.1% in the first quarter of 1997, compared to 5.7% in 1996. Excluding the effect of the non-recurring charge discussed above, operating profit for the first quarter of 1997 increased $47.0 million or 32.4% to $192.1 million. The increase in operating profit in 1997 is primarily due to (i) leveraging sales growth, (ii) stable front store margins, (iii) the benefits derived from key technology investments, (iv) controlling fixed costs and (v) the benefit derived from the Cost Reduction Program.

     OTHER EXPENSE, NET for the first quarter of 1997 amounted to $12.9 million, compared to $16.9 million for the first quarter of 1996. The decrease in net expense from 1996 was primarily attributable to an increase in interest income, which was primarily the result of the Company's strong cash position and the interest income realized on the notes receivable that were received as a portion of the proceeds from the sale of certain former divisions. Dividend income in 1996 was earned on equity securities the Company received as a portion of the proceeds from the sale of the Marshalls division to The TJX Companies, Inc. in 1995. These equity securities were sold during 1996.

     EARNINGS FROM CONTINUING OPERATIONS for the first quarter of 1997 increased $10.3 million or 14.2% to $82.6 million, or $.47 per share, compared to $72.3 million, or $.42 per share for the first quarter of 1996. Excluding the effect of the non-recurring charge discussed above, earnings from continuing operations for the first quarter of 1997 increased $28.9 million or 40.0% to $101.2 million, or $.57 per share.

     NET EARNINGS, including continuing and discontinued operations, were $82.7 million, or $.47 per share, compared to $46.0 million, or $.26 per share for the first quarter of 1996.

     As of June 30, 1997, the Company operated 3,924 stores in 24 states and the District of Columbia.

FINANCIAL CONDITION AND LIQUIDITY

     The Company has three primary sources of liquidity: (i) cash provided by operations, (ii) commercial paper and (iii) bank loan participation notes. At December 31, 1996, the Company's commercial paper program was supported by a $320 million unsecured revolving credit facility (the "$320 Million Facility"). In connection with the Merger, the Company replaced its $320 Million Facility with a $670 million, five year unsecured revolving credit facility and obtained a $330 million, 364 day unsecured revolving line of credit due May 29, 1998 (collectively the "Credit Facilities"). The Company can also obtain short-term financing through the issuance of bank loan participation notes.

     The Credit Facilities contain customary financial and operating covenants. Management believes that the restrictions contained in these covenants do not materially affect the Company's financial flexibility.

     The Company issues commercial paper to finance, in part, its seasonal inventory requirements and capital expenditures. Borrowing levels throughout the year are typically higher than those reflected in the Company's year-end balance sheet. Management believes that the Company's cash on hand and cash provided by operations, together with its ability to secure short-term financing through commercial paper and bank loan participation notes, will be sufficient to cover its working capital, capital expenditure and debt service requirements.

     In connection with the Merger, on May 30, 1997, the Company repaid $600 million of bank debt outstanding under its Revco Bank Facility which was subsequently terminated (the "Bank Facility Repayment"). On June 30, 1997, the Company redeemed $144.9 million aggregate principal amount of its 10.125% Senior Notes (the "Debt Redemption") at 105% of the principal amount thereof plus accrued interest. In addition, on June 25, 1997, the Company commenced an offer (the "Debt Tender Offer") to purchase for cash $140.0 million aggregate principal amount of its 9.125% Senior Notes. The Debt Tender Offer expired on July 2, 1997 and $118.6 million aggregate principal amount of the 9.125% Senior Notes were repurchased at an average price of 104.72% principal amount plus accrued interest. The Company expects to redeem the remaining 9.125% Senior Notes outstanding on January 15, 1998, the first redemption date, at 103% of principal plus accrued interest. The Bank Facility Repayment, Debt Redemption and Debt Tender Offer were financed with cash on hand and borrowings through the Company's commercial paper program.

     For the three months ended March 29, 1997, cash and cash equivalents decreased $122.1 million to $349.7 million.

     NET CASH USED IN OPERATING ACTIVITIES decreased $121.4 million to $46.3 million for the three months ended March 29, 1997, compared to the first quarter of 1996 primarily due to improved net earnings.

     NET CASH USED IN INVESTING ACTIVITIES decreased $4.7 million to $49.5 million during the three months ended March 29, 1997, compared to the first quarter of 1996 primarily due to the lower capital expenditures that resulted from the Company's discontinued operations.

     NET CASH USED IN FINANCING ACTIVITIES increased $202.3 million to $26.3 during the three months ended March 29, 1997, compared to the first quarter of 1996 primarily due to the Company's strong cash position which resulted in lower borrowing levels for the first quarter of 1997, offset partially by a smaller decrease in book overdrafts.

CAPITAL EXPENDITURES

     Capital expenditures were $51.7 million and $67.5 million in the first three months of 1997 and 1996, respectively. These expenditures were primarily for (i) new stores, (ii) improvements to existing stores, (iii) store equipment,
(iv) information systems and (v) distribution and office facilities. The lower capital expenditure level in 1997 was primarily due to the Company's discontinued operations.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

     This Form 8-K contains and incorporates by reference certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of CVS after completion of the merger with Revco; the information concerning CVS' ability to continue to achieve significant sales growth; the information concerning CVS' ability to continue to reduce selling, general and administrative expenses as a percentage of net sales; as well as those preceded by, followed by or that otherwise include the words: "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this Annual Report (including in the notes to the consolidated financial statements included herein) and in our Annual Report on Form 10-K for the year ended December 31, 1996, could affect the future results of CVS and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions generally or in the markets served by CVS; material changes in inflation; future regulatory and legislative actions affecting the chain-drug industry; competition from other drugstore chains, from alternative distribution channels such as supermarkets, membership clubs, other retailers and mail order companies; and from other third party plans; and the continued efforts of health maintenance organizations, managed care organizations, patient benefit management companies and other third party payors to reduce prescription drug costs. The forward-looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of CVS, including: risks relating to CVS' ability to combine the businesses of CVS and Revco and maintain current operating performance levels during the integration period and the challenges inherent in diverting CVS' management focus and resources from other strategic opportunities and from operational matters for an extended period of time during the integration process; CVS' ability to continue to secure suitable new store locations on favorable lease terms, relationship with suppliers, CVS' ability to continue to purchase inventory on favorable terms; and CVS' ability to attract, hire and retain suitable pharmacists and management personnel.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                CVS CORPORATION
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                  ---------------------------------
                                                                  MARCH 29, 1997     MARCH 30, 1996
                                                                  --------------     --------------
                                                                   (IN MILLIONS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Net sales.......................................................     $3,160.8           $2,558.2
Cost of goods sold, buying and warehousing costs................      2,260.7            1,822.2
                                                                     --------           --------
  Gross margin..................................................        900.1              736.0
Selling, general and administrative expenses....................        654.5              544.4
Depreciation and amortization...................................         53.5               46.5
Restructuring charge............................................         31.0                 --
                                                                     --------           --------
          Total operating expenses..............................        739.0              590.9
                                                                     --------           --------
Operating profit................................................        161.1              145.1
Dividend income.................................................           --                2.7
Interest expense, net...........................................        (12.9)             (19.6)
                                                                     --------           --------
  Other expense, net............................................        (12.9)             (16.9)
                                                                     --------           --------
Earnings from continuing operations before income taxes.........        148.2              128.2
Income tax provision............................................         65.6               55.9
                                                                     --------           --------
Earnings from continuing operations.............................         82.6               72.3
Discontinued operations:
  Loss from operations, net of income tax benefit of $17.6 in
     1996.......................................................           --              (26.0)
  Estimated gain (loss) on disposal, net of income tax benefit
     of $.6 in 1996.............................................           .1                (.3)
                                                                     --------           --------
  Earnings (loss) from discontinued operations..................           .1              (26.3)
                                                                     --------           --------
Net earnings....................................................         82.7               46.0
Preferred dividends, net........................................         (3.5)              (3.3)
                                                                     --------           --------
Net earnings available to common shareholders...................     $   79.2           $   42.7
                                                                     ========           ========
PER COMMON SHARE:
  Earnings from continuing operations...........................     $    .47           $    .42
  Earnings (loss) from discontinued operations..................           --               (.16)
                                                                     --------           --------
  Net earnings..................................................     $    .47           $    .26
                                                                     ========           ========
Weighted average common shares outstanding......................        169.3              165.2
                                                                     ========           ========
Dividends per common share......................................     $    .11           $    .11
                                                                     ========           ========

     See accompanying notes to consolidated condensed financial statements.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                CVS CORPORATION

                                                                MARCH 29, 1997
                                                                 (UNAUDITED)       DECEMBER 31, 1996
                                                                --------------     -----------------
                                                                           (IN MILLIONS,
                                                                     EXCEPT PER SHARE AMOUNTS)
ASSETS:
  Cash and cash equivalents...................................     $  349.7            $   471.8
  Investments.................................................        181.6                181.4
  Accounts receivable, net....................................        371.8                350.7
  Inventories.................................................      2,371.1              2,328.2
  Other current assets........................................        194.8                196.8
                                                                   --------             --------
          TOTAL CURRENT ASSETS................................      3,469.0              3,528.9
  Property and equipment, net.................................      1,027.6              1,024.5
  Deferred charges and other assets...........................        232.9                223.8
  Goodwill, net...............................................        716.9                721.7
  Reorganization value in excess of amounts allocated
     to identifiable assets...................................        186.0                194.8
                                                                   --------             --------
  TOTAL ASSETS................................................     $5,632.4            $ 5,693.7
                                                                   ========             ========
LIABILITIES:
  Accounts payable............................................     $  954.3            $ 1,046.3
  Accrued expenses............................................        947.5              1,007.1
  Federal income taxes........................................         23.2                 24.5
  Other current liabilities...................................         18.2                 44.9
                                                                   --------             --------
          TOTAL CURRENT LIABILITIES...........................      1,943.2              2,122.8
  Long-term debt..............................................      1,177.5              1,184.3
  Deferred income taxes.......................................         53.2                 49.4
  Other long-term liabilities.................................        167.3                140.8
SHAREHOLDERS' EQUITY:
  Preference stock; par value $1.00, 50 shares authorized;
     Series One ESOP Convertible, liquidation value $53.45;
     5.5 and 5.6 shares issued and outstanding at March 29,
     1997 and December 31, 1996, respectively.................        296.3                298.6
  Common stock; par value $.01, 300 shares authorized, 172.9 and 172.2 shares issued at March 29, 1997 and December
     31, 1996, respectively...................................          1.7                  1.7
  Treasury stock at cost; 5.8 shares at March 29, 1997 and
     December 31, 1996, respectively..........................       (271.2)              (273.1)
  Guaranteed ESOP obligation..................................       (292.1)              (292.1)
  Capital surplus.............................................        900.1                875.9
  Retained earnings...........................................      1,658.8              1,587.8
  Other.......................................................         (2.4)                (2.4)
                                                                   --------             --------
  TOTAL SHAREHOLDERS' EQUITY..................................      2,291.2              2,196.4
                                                                   --------             --------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................     $5,632.4            $ 5,693.7
                                                                   ========             ========

     See accompanying notes to consolidated condensed financial statements.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                CVS CORPORATION
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                  ---------------------------------
                                                                  MARCH 29, 1997     MARCH 30, 1996
                                                                  --------------     --------------
                                                                            (IN MILLIONS)
NET CASH USED IN OPERATING ACTIVITIES...........................     $  (46.3)          $ (167.7)
                                                                      =======            =======
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...........................        (51.7)             (67.5)
  Proceeds from sale or disposal of assets......................          2.2               13.3
                                                                      -------            -------
  NET CASH USED IN INVESTING ACTIVITIES.........................        (49.5)             (54.2)
                                                                      =======            =======
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Decrease) increase in notes payable..........................         (7.0)             360.1
  Decrease in book overdrafts...................................        (32.5)            (179.7)
  Dividends paid................................................        (11.7)             (11.6)
  Proceeds from stock options exercised.........................         24.9                7.2
                                                                      -------            -------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES...........        (26.3)             176.0
                                                                      =======            =======
Net decrease in cash and cash equivalents.......................       (122.1)             (45.9)
Cash and cash equivalents at beginning of period................        471.8              145.2
                                                                      -------            -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................     $  349.7           $   99.3
                                                                      =======            =======

     See accompanying notes to consolidated condensed financial statements.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                CVS CORPORATION
                                  (UNAUDITED)

NOTE 1

     The accompanying consolidated condensed financial statements have been prepared without audit, in accordance with the rules of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the supplemental consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, together with the related supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations, in each case as restated for the merger of CVS Corporation and Revco D.S. Inc., (which was consummated on May 29, 1997) which has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 and which is included herein as Exhibit 99.1.

     In the opinion of management, the accompanying consolidated condensed financial statements include all adjustments (consisting only of normal recurring adjustments) which are necessary to present a fair statement of the results for the interim periods presented. Because of the influence of certain holidays, seasonal and other factors on the Company's operations, net earnings for any interim period may not be comparable to the same interim period in previous years, nor necessarily indicative of earnings for the full year.

NOTE 2

     On May 29, 1997, CVS Corporation ("CVS") completed a merger with Revco D.S., Inc. ("Revco"), hereafter collectively referred to as the Company, by exchanging approximately 60.3 million shares of its common stock for all of the outstanding common stock of Revco (the "Merger"). Each outstanding share of Revco common stock was exchanged for .8842 shares of CVS common stock. In addition, outstanding Revco employee stock options were converted at the same exchange ratio into options to purchase approximately 3.3 million shares of CVS common stock.

     The Merger, which constituted a tax-free reorganization, has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Accounting for Business Combinations." Accordingly, all prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Revco as if it had always been part of CVS.

     Pursuant to an agreement with the Federal Trade Commission, the Company is required to divest 120 Revco stores, primarily in the Richmond, Virginia area. At June 30, 1997, 114 of the stores had been divested.

                                CVS CORPORATION

     Following is a summary of the results of operations for the separate companies and the combined amounts presented in the consolidated condensed financial statements for the three months ended:

                                                            MARCH 29, 1997   MARCH 30, 1996
                                                            --------------   --------------
                                                                     (IN MILLIONS)
        Net sales:
          CVS.............................................     $1,515.0         $1,258.4
          Revco...........................................      1,645.8          1,299.8
                                                               --------         --------
                                                               $3,160.8         $2,558.2
                                                               ========         ========
        Earnings from continuing operations:
          CVS.............................................     $   58.4         $   40.5
          Revco...........................................         24.2             31.8
                                                               --------         --------
                                                               $   82.6         $   72.3
                                                               ========         ========

NOTE 3

     Discontinued operations accounted for approximately 2.9% and 2.5% of total assets and approximately 1.8% and 1.8% of total liabilities at March 29, 1997 and December 31, 1996 respectively. Net sales from discontinued operations totaled $71.2 million and $862.0 million for the three months ended March 29, 1997 and March 30, 1996, respectively.

NOTE 4

     Primary earnings per share is computed by dividing (i) net earnings, after deducting net dividends on redeemable preferred stock and ESOP Preference Stock ("Primary Earnings"), by (ii) the weighted average number of common shares outstanding during the period assuming the exercise of stock options ("Primary Shares").

     Fully diluted earnings per share assumes that the ESOP preference stock is converted into common stock. Fully diluted earnings per share is computed by dividing (i) Primary Earnings, after accounting for the difference between the current dividends on the ESOP preference stock and the common stock and after making adjustments for certain non-discretionary expenses that are based on net earnings such as incentive bonuses and profit sharing by (ii) Primary Shares plus the number of additional common shares that would be issued upon the conversion of the ESOP preference stock. Fully diluted earnings per share presentation is not required on the face of the consolidated statements of operations due to the results of the materiality tests mandated by Accounting Principles Board Opinion No. 15, "Earnings Per Share."

     The Company plans to adopt Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" during the fourth quarter of 1997. SFAS No. 128 was issued in February 1997 and is effective for periods ending after December 15, 1997. This standard requires the dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. It also requires a reconciliation of the computation between basic and diluted earnings per share. Earlier adoption of this statement is not permitted for comparability reasons. The Company does not expect basic earnings per share to be materially different from primary earnings per share.

                                CVS CORPORATION

NOTE 5

     Following are the components of net interest expense:

                                                                   THREE MONTHS ENDED
                                                                 -----------------------
                                                                 MARCH 29,     MARCH 30,
                                                                   1997          1996
                                                                 ---------     ---------
                                                                      (IN MILLIONS)
        Interest expense.......................................   $ (19.1)      $ (19.9)
        Interest income........................................       6.2            .2
                                                                 --------        ------
        Interest expense, net..................................   $ (12.9)      $ (19.7)
                                                                 ========        ======